Exhibit (d)(2)

Schedule A

(As of July 12, 2018)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Innovator IBD® ETF Leaders ETF	0.60%	8/31/2017	12/12/2017	12/13/2017	12/13/2019

Innovator S&P 500 Buffer ETF – July	0.79%	8/31/2017	7/12/2018	__/___/2018	__/___/2020

Innovator S&P 500 Power Buffer ETF – July	0.79%	8/31/2017	7/12/2018	__/___/2018	__/___/2020

Innovator S&P 500 Ultra Buffer ETF – July	0.79%	8/31/2017	7/12/2018	__/___/2018	__/___/2020

Innovator IBD® Breakout Stocks ETF	0.80%	6/20/2018	__/___/2018	__/___/2018	__/___/2020